Exhibit 99.1

Inotiv, Inc. Announces Second Quarter Fiscal 2023 Financial Results

Updates Select Full Year Fiscal 2023 Financial Guidance

WEST LAFAYETTE, IN, May 11, 2023– Inotiv, Inc. (Nasdaq: NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services and research models and related products and services, today announced financial results for the three months (“Q2 FY 2023”) and six months (“YTD FY 2023”) ended March 31, 2023.

Financial Highlights

Q2 FY 2023 Highlights

•	Revenue grew to $151.5 million in Q2 FY 2023 from $140.3 million during the three months ended March 31, 2022 (“Q2 FY 2022”), driven by a $7.9 million, or 20.2%, increase in Discovery and Safety Assessment (“DSA”) revenue and a $3.3 million, or 3.3%, increase in Research Models and Services (“RMS”) revenue.
•	Consolidated net loss for Q2 FY 2023 was $(9.6) million, or (6.4)% of total revenue, compared to consolidated net loss of $(6.7) million, or (4.7)% of total revenue, in Q2 FY 2022.
•	Adjusted EBITDA[1] was $17.1 million, or 11.3% of total revenue, compared to $25.3 million, or 18.0% of total revenue, in Q2 FY 2022.
•	Book-to-bill ratio was 0.95x for the DSA services business.
•	DSA backlog was $145.7 million, up from $133.6 million at March 31, 2022.

YTD FY 2023 Highlights

•	Revenue grew to $274.2 million in YTD FY 2023 from $224.5 million during the six months ended March 31, 2022 (“YTD FY 2022”), driven by a $16.2 million, or 22.5%, increase in DSA revenue and a $33.5 million, or 22.0%, increase in RMS revenue.
•	Consolidated net loss for YTD FY 2023 was $(96.6) million, or (35.2)% of total revenue, compared to consolidated net loss of $(90.1) million, or (40.1)% of total revenue, in YTD FY 2022. The YTD FY 2023 consolidated net loss included a $66.4 million non-cash goodwill impairment charge related to our RMS segment.
•	Adjusted EBITDA[1] was $11.6 million, or 4.2% of total revenue, compared to $35.3 million, or 15.7% of total revenue, in YTD FY 2022.
•	Book-to-bill ratio was 0.98x for the DSA services business.

1 This is a non-GAAP financial measure. Refer to “Non-GAAP to GAAP Reconciliation” in this release for further information.

Updating Select Financial Guidance for the Full Fiscal Year Ending September 30, 2023 (“FY 2023”)

The Company's guidance takes into account a number of factors, including existing DSA backlog, current sales pipeline, trends in cancellations and delays, trends in pricing, the impact of new products and services and efficiency initiatives including the recent and planned facility consolidations in the U.S. and globally. In addition, the guidance presented below represents the Company’s best efforts to estimate the impact of the NHP supply disruption that was identified and disclosed in the first quarter of fiscal 2023. For FY 2023, we are confirming guidance of at least $580 million of revenue and capital expenditures of no more than 5% of revenue during FY 2023. However, as a result of the increased legal and third party fees incurred during YTD FY 2023, we are updating our guidance for Adjusted EBITDA to at least $70 million down from previous guidance of $75 million. We continue to expect that we will remain in compliance with our financial covenants for FY 2023.

Management Commentary

Robert Leasure Jr., President and Chief Executive Officer, commented, “We are very pleased with the pace and progress of our integration and site optimization initiatives, the growth we are achieving in new service lines, and the overall positive returns being delivered by the investments we have made in expanding our business over the last 12 to 18 months. We also continue to address the current NHP supply disruption issues in the U.S., which includes establishing procedures aimed at providing additional assurances that future NHP imports are purpose-bred, and pursuing alternative sourcing to meet client demand.”

Mr. Leasure continued, “Our recent investments have expanded our services for the drug discovery and development industry. These new services, including expanded genetic toxicology and safety pharmacology offerings, new biotherapeutics services, and enhanced proteomic technologies, increase our ability to support the development of important new therapeutics including cell and gene therapies, allow us to improve speed to market for our clients, expand our market and client base, and help to reduce our outsourcing expenses. We believe the completion of these growth and consolidation activities will improve our ability to increase sales and enhance margins. I am grateful for the continuing support of the Inotiv team as we collectively address both the challenges and opportunities facing our business and industry while continuing to deliver a high level of client service.”

Q2 FY 2023 Review

Revenue (in millions)

	(unaudited)	(unaudited)
Segment	Q2 FY 2023	Q2 FY 2022	Difference	% Change
DSA	$47.0	$39.1	$7.9	+20.2%
RMS	$104.5	$101.2	$3.3	+3.3%
Total	$151.5	$140.3	$11.2	+8.0%

Higher total revenue was driven by a $7.9 million increase in DSA revenue and a $3.3 million increase in RMS revenue. The increase in the DSA revenue was primarily driven by increasing revenue within the current operating structure. Additionally, we are begining to see increased revenue from genetic toxicology services in connection with new business at our Rockville facility. The increase in RMS revenue was due primarily to favorable pricing across several products, particularly NHPs, partially offset by the negative impact of lower volumes of NHP sales.

Gross Profit2 (in millions)

	(unaudited)		(unaudited)
Segment	Q2 FY 2023	% of Segment Revenue	Q2 FY 2022	% of Segment Revenue
DSA	$15.1	32.1%	$12.3	31.5%
RMS	$29.8	28.5%	$32.4	32.0%
Total	$44.9	29.6%	$44.7	31.9%

2 excludes amortization of intangible assets

Higher total gross profit in Q2 FY 2023 was the result of a $2.8 million increase in DSA gross profit from Q2 FY 2022, and a $2.6 million decrease in RMS gross profit from Q2 FY 2022. The increase in DSA gross profit as a percent of DSA revenue was driven primarily by increasing sales within the current operating structure. The decrease in RMS gross profit as a percent of RMS revenue was primarily due to the mix of products sold, inflationary pressure on product expenses, energy and wages and some duplication of expenses as we transfer production to implement our site optimization plans, partially offset by favorable pricing for several different RMS product lines. Additionally, the Company experienced favorable margin impacts from the site closures of our Cumberland and Dublin, VA facilities, which partially offset the inflationary pressures described above.

Consolidated Net Loss

Consolidated net loss for Q2 FY 2023 was $(9.6) million compared to consolidated net loss of $(6.7) million in Q2 FY 2022. Consolidated net loss for Q2 FY 2023 included $13.0 million of depreciation and amortization expense, an increase of $3.1 million from Q2 FY 2022, and $1.8 million of stock compensation expense, an increase of $0.6 million from Q2 FY 2022. Other increases in operating expenses were driven by increases in general and administrative (“G&A”) and other operating expenses, reflecting the integration of previous acquisitions, increases in start-up costs related to our Rockville facility, higher compensation expense and higher legal and third party fees, among other costs. Net loss for Q2 FY 2023 included $6.7 million in legal and third party fees. Based on current information, we expect legal and third party fees to be lower in the third quarter of fiscal 2023. The Company also incurred $10.5 million of interest expense during Q2 FY 2023 as compared to $7.5 million in Q2 FY 2022.

YTD FY 2023 Review

Revenue (in millions)

	(unaudited)	(unaudited)
Segment	YTD FY 2023	YTD FY 2022	Difference	% Change
DSA	$88.1	$71.9	$16.2	+22.5%
RMS	$186.1	$152.6	$33.5	+22.0%
Total	$274.2	$224.5	$49.7	+22.1%

Higher total revenue was driven by a $16.2 million increase in DSA revenue and a $33.5 million increase in RMS revenue. The increase in DSA revenue was primarily driven by additional YTD FY 2023 revenue generated from Integrated Laboratory Systems, LLC (“ILS”), which was acquired on January 10, 2022, plus new services related to genetic toxicicology and organic growth in general toxicology services. The increase in the RMS revenue was due primarily to favorable pricing, particularly NHPs, partially offset by the negative impact of lower volumes of NHP sales. Additionally, the increase in RMS revenue was impacted by the timing of contributions from acquisitions. Envigo was acquired on November 5, 2021, RSI was acquired on December 29, 2021, and OBRC was acquired on January 27, 2022.

Gross Profit2 (in millions)

	(unaudited)		(unaudited)
Segment	YTD FY 2023	% of Segment Revenue	YTD FY 2022	% of Segment Revenue
DSA	$28.2	32.0%	$24.6	34.2%
RMS	$38.4	20.6%	$39.5	25.9%
Total	$66.6	24.3%	$64.1	28.6%

2 excludes amortization of intangible assets

Higher total gross profit in YTD FY 2023 was the result of a $3.6 million increase in DSA gross profit from YTD FY 2022, and a $1.1 million decrease in RMS gross profit from YTD FY 2022. The decrease in DSA gross profit as a percent of DSA revenue was primarily due to laboratory capacity investments and costs associated with the successful recruitment of scientists in YTD FY 2023, to begin adding services and capacity, some of which became available in Q2 FY 2023 and some of which we expect to become available during the remainder of FY 2023. The decrease in RMS gross profit as a percent of RMS revenue was primarily due to significantly reduced margins in the first fiscal quarter of 2023 due to the mix of products sold and inflationary pressure on product expenses, energy and wages and some duplication of expenses as we transfer production to implement our site optimization plans, partially offset by favorable pricing for several different RMS product lines which were effective beginning in Q2 FY 2023, and favorable margin impacts from the site closures of our Cumberland and Dublin, VA facilities.

Consolidated Net Loss

Consolidated net loss for YTD FY 2023 was $(96.6) million compared to consolidated net loss of $(90.1) million in YTD FY 2022. Consolidated net loss for YTD FY 2023 included: a previously announced $66.4 million non-cash goodwill impairment charge related to our RMS segment; $26.3 million of depreciation and amortization expense, an increase of $10.4 million from YTD FY 2022; and $3.8 million of stock compensation expense, a decrease of $21.2 million from YTD FY 2022. Other increases in operating expenses were driven by higher selling costs, primarily due to increased revenue, higher G&A expenses, reflecting various acquisitions, higher legal, audit and third party fees and higher start-up costs related to our Rockville facility, among other costs. Net loss for YTD FY 2023 included $10.1 million in legal and third party fees. Based on current information, we expect legal and third party fees to be lower in the third quarter of fiscal 2023. Consolidated net loss for YTD FY 2022 also included one-time charges of $56.7 million of fair value remeasurement of the embedded derivative component of the convertible notes issued in September 2021 and $23.0 million of post combination stock compensation expense relating to the adoption of the Envigo Equity Plan. Further, consolidated net loss included $21.0 million of interest expense during YTD FY 2023, up from $12.4 million in YTD FY 2022.

Cash Provided by Operating and Financing Activities and Financial Condition

As of March 31, 2023, the Company had $24.6 million in cash and cash equivalents and no borrowings on its $15.0 million revolving credit facility. Total debt, net of debt issuance costs, as of March 31, 2023, was $374.1 million. We were in compliance with our debt covenants as of March 31, 2023. Cash provided by operating activities was $5.4 million for YTD FY 2023, compared to cash provided by operating activities of $4.0 million for YTD FY 2022. For YTD FY 2023, capital expenditures totaled $16.8 million.

Update on DSA and RMS Activities

•	The Company will be co-locating and further integrating its genetically engineered models and services (“GEMS”) business with its existing Pharmacology, Toxicology, Pharmacokinetic and Laboratory Sciences operations in St. Louis, MO, allowing colleagues with similar skills and expertise to collaborate more closely. We expect the completion of this project to occur in the third fiscal quarter of 2023, and upon completion we will eliminate the need for one of our leased facilities in St Louis. The lease expires in July 2023 and will not be renewed.

•	Within its DSA business segment, the Company’s Rockville, MD site is now operational with GLP biotherapeutics analytical and genetic toxicology capabilities; the facility expansion in Boulder, CO has been completed; and the expansion activities at Fort Collins, CO remain on track and are expected to become operational by the end of FY 2023.
•	Within its RMS business segment, as previously announced during the first fiscal quarter of 2023, the Company completed the shutdown of its Cumberland and Dublin, VA facilities and initiated a relocation of its operations in Haslett, MI, and Boyertown, PA, to its newly refurbished facility in Denver, PA. The facility closures in Haslett and Boyertown were completed as planned in March 2023, and these facilities have been listed for sale.
•	In the first fiscal quarter of 2023, the Company initiated the relocation of two RMS facilities in Indianapolis, IN, which are expected to be completed by June 30, 2023.
•	The relocation of the Company’s RMS facility in France to recently updated operations in The Netherlands is now underway, and we expect to have this process completed by the end of June 2023.
•	The Company has completed its consultations with employee representatives to relocate its Blackthorne, U.K. facility to operations in Hillcrest, U.K., and currently expects this relocation to be completed during the third quarter of fiscal 2024.
•	In conjunction with these RMS changes, the Company is reviewing alternatives and route enhancements to our transportation system and has begun to initiate changes, which we expect will result in a reduction in the number of vehicles required, a reduction in energy consumption and its associated greenhouse gas emissions, and ultimately a reduction in transportation expenses while maintaining and improving our service levels.
•	The previously announced sale of the Company’s Israel operations is still in process and is expected to be completed within this fiscal year.

Subsequent Events:

The Company extended by one year the maturity of a $3.7 million unsecured seller payable pursuant to the stock purchase agreement (“SPA”) with Orient Bio, Inc. The unsecured seller payable, which was originally due on July 27, 2023, is now due July 27, 2024. This extension did not affect the rights and remedies of any party to the SPA, nor alter, modify or amend or in any way affect any of the terms and conditions, obligations, covenants or agreements contained in the SPA.

On May 4, 2023, the Company announced the expansion of its safety pharmacology offering with the validation and verification of a cardiopulmonary telemetry study model in cynomolgus macaques. Offered through Inotiv’s DSA business, telemetry allows for the continuous observation of ECG, respiratory rate and volume, blood pressure and other cardiovascular parameters during preclinical safety studies.

Management will host a conference call on Thursday, May 11, 2023, at 4:30 pm ET to discuss second quarter results for fiscal year 2023.

Interested parties may participate in the call by dialing:

•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The live conference call webcast will be accessible in the Investors section of the Company’s web site and directly via the following link:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=j0NY3Nu6

For those who cannot listen to the live broadcast, an online replay will be available in the Investors section of Inotiv’s web site at: https://www.inotivco.com/investors/investor-information/.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP), including Adjusted EBITDA and Adjusted EBITDA as a percentage of total revenue for the three and six months ended March 31, 2023 and 2022 and selected business segment information for those periods. Adjusted EBITDA as reported herein refers to a financial measure that excludes from consolidated net income (loss) statement of operations line items interest expense and income tax (benefit) expense, as well as non-cash charges for depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs incurred in connection with the exit of multiple facilities, unrealized foreign exchange gain/ loss, loss on debt extinguishment, amortization of inventory step up, loss/gain on disposition of assets, loss on fair value remeasurement of convertible notes, other non-recurring third-party costs and goodwill impairment loss. The adjusted business segment information excludes from operating income and unallocated corporate G&A these same expenses.

Adjusted EBITDA and Adjusted EBITDA margin guidance for fiscal year 2023 and periods within the year are provided on a non-GAAP basis. The Company cannot reconcile this guidance to expected net income/loss or expected net income/loss margin without unreasonable effort because certain items that impact net income/loss and net income/loss margin are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

The Company believes that these non-GAAP measures provide useful information to investors. Among other things, they may help investors evaluate the Company’s ongoing operations. They can assist in making meaningful period-over-period comparisons and in identifying operating trends that would otherwise be masked or distorted by the items subject to the adjustments. Management uses these non-GAAP measures internally to evaluate the performance of the business, including to allocate resources. Investors should consider these non-GAAP measures as supplemental and in addition to, not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About the Company

Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the impact of recent events related to NHP matters on the Company’s business, operations, results, financial condition, cash flows, and assets, the Company’s ability to comply with covenants under its credit agreement, Company’s ability to reduce its legal and third party fees, changes in the market and demand for the Company’s products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, claims, investigations and litigation against or involving the Company, its business and/or its industry, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Devin Sullivan
(765) 497-8381	(212) 836-9608
btaylor@inotivco.com	dsullivan@equityny.com

INOTIV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Service revenue	$58,752	$49,584	$108,800	$87,760
Product revenue	92,711	90,729	165,417	136,764
Total revenue	$151,463	140,313	$274,217	$224,524
Costs and expenses:
Cost of services provided (excluding amortization of intangible assets)	38,143	33,305	73,573	57,514
Cost of products sold (excluding amortization of intangible assets)	68,387	62,282	134,026	102,959
Selling	4,758	4,647	9,265	7,385
General and administrative	29,035	21,347	58,004	34,599
Amortization of intangible assets	8,453	6,414	17,234	9,810
Other operating expense	4,812	4,450	8,451	38,030
Goodwill impairment loss	—	—	66,367	—
Operating income (loss)	$(2,125)	$7,868	$(92,703)	$(25,773)
Other (expense) income:
Interest expense	(10,515)	(7,547)	(20,965)	(12,375)
Other expense (income)	545	(139)	(1,333)	(57,866)
(Loss) income before income taxes	$(12,095)	$182	$(115,001)	$(96,014)
Income tax benefit (expense)	2,466	(6,846)	18,440	5,939
Consolidated net loss	$(9,629)	$(6,664)	$(96,561)	$(90,075)
Less: Net income (loss) attributable to noncontrolling interests	365	(577)	756	(941)
Net loss attributable to common shareholders	$(9,994)	$(6,087)	$(97,317)	$(89,134)

Loss per common share
Net loss attributable to common shareholders:
Basic and diluted	$(0.39)	$(0.24)	$(3.79)	$(3.84)

Weighted-average number of common shares outstanding:
Basic and diluted	25,687	25,315	25,645	23,197

INOTIV, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	March 31,	September 30,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,596	$18,515
Restricted cash	—	465
Trade receivables and contract assets, net of allowances for credit losses of $7,523 and $6,268, respectively	74,014	100,073
Inventories, net	64,286	71,441
Prepaid expenses and other current assets	40,479	42,483
Assets held for sale	7,270	—
Total current assets	210,645	232,977

Property and equipment, net	188,496	186,199
Operating lease right-of-use assets, net	42,014	32,489
Goodwill	94,286	157,825
Other intangible assets, net	326,261	345,886
Other assets	6,964	7,524
Total assets	$868,666	$962,900

Liabilities, shareholders' equity and noncontrolling interest
Current liabilities:
Accounts payable	$30,114	$28,695
Accrued expenses and other liabilities	30,958	35,801
Revolving credit facility	—	15,000
Fees invoiced in advance	55,196	68,642
Current portion of long-term operating lease	10,061	7,982
Current portion of long-term debt	4,023	7,979
Liabilities held for sale	2,101	—
Total current liabilities	132,453	164,099
Long-term operating leases, net	32,730	24,854
Long-term debt, less current portion, net of debt issuance costs	370,040	330,677
Other long-term liabilities	6,023	6,477
Deferred tax liabilities, net	54,785	77,027
Total liabilities	596,031	603,134

Shareholders’ equity and noncontrolling interest:
Common shares, no par value:
Authorized 74,000,000 shares at March 31, 2023 and at September 30, 2022; 25,759,107 issued and outstanding at March 31, 2023 and 25,598,289 at September 30, 2022	6,491	6,362
Additional paid-in capital	711,591	707,787
Accumulated deficit	(444,838)	(348,277)
Accumulated other comprehensive income (loss)	702	(5,500)
Total equity attributable to common shareholders	273,946	360,372
Noncontrolling interest	(1,311)	(606)
Total shareholders’ equity and noncontrolling interest	272,635	359,766
Total liabilities and shareholders’ equity and noncontrolling interest	$868,666	$962,900

INOTIV, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended
	March 31,
	2023	2022
Operating activities:
Consolidated net loss	$(96,561)	$(90,075)
Adjustments to reconcile net loss to net cash used in operating activities, net of acquisitions:
Depreciation and amortization	26,253	15,866
Employee stock compensation expense	3,827	20,300
Changes in deferred taxes	(21,303)	(1,907)
Provision for doubtful accounts	1,333	381
Amortization of debt issuance costs and original issue discount	1,512	1,203
Noncash interest and accretion expense	2,870	2,512
Loss on fair value remeasurement of embedded derivative	—	56,714
Other non-cash operating activities	8	603
Goodwill impairment loss	66,367	—
Loss on debt extinguishment	—	878
Non-cash amortization of inventory fair value step-up	427	6,277
Non-cash restructuring costs	678	—
Changes in operating assets and liabilities:
Trade receivables and contract assets	22,836	(8,926)
Inventories	7,125	(14,688)
Prepaid expenses and other current assets	1,862	(10,149)
Operating lease right-of-use assets and liabilities, net	429	1,457
Accounts payable	5,018	5,222
Accrued expenses and other liabilities	(3,474)	(11,510)
Fees invoiced in advance	(13,720)	28,402
Other asset and liabilities, net	(61)	1,467
Net cash provided by operating activities	5,426	4,027

Investing activities:
Capital expenditures	(16,840)	(15,202)
Proceeds from sale of equipment	276	283
Cash paid in acquisitions	—	(288,702)
Net cash used in investing activities	(16,564)	(303,621)

Financing activities:
Payments of long-term debt	—	(37,746)
Payments of debt issuance costs	(54)	(9,887)
Payments on promissory notes	(1,454)	(763)
Payments on revolving credit facility	(21,000)	(10,000)
Payments on senior term notes and delayed draw term loans	(1,375)	(601)
Borrowings on construction loan	—	1,184
Borrowings on revolving loan facility	6,000	10,000
Borrowings on delayed draw term loan	35,000	35,000
Proceeds from exercise of stock options	107	93
Proceeds from issuance of senior term notes	—	205,000
Payments on capex line of credit	—	(1,749)
Net cash provided by financing activities	17,224	190,531

Effect of exchange rate changes on cash and cash equivalents	1,052	(392)

Net increase (decrease) in cash and cash equivalents	7,138	(109,455)
Less: cash, cash equivalents, and restricted cash held for sale	(1,522)	—
Cash, cash equivalents, and restricted cash at beginning of period	18,980	156,924
Cash, cash equivalents, and restricted cash at end of period, net of cash, cash equivalents and restricted cash held for sale	$24,596	$47,469

Noncash financing activity:
Seller financed acquisition	$—	$6,325
Paid in kind debt issuance costs	$1,363	$—

Supplemental disclosure of cash flow information:
Cash paid for interest	$16,374	$5,989
Income taxes paid, net	$3,952	$614

INOTIV, INC.

RECONCILIATION OF GAAP TO NON-GAAP

SELECT BUSINESS SEGMENT INFORMATION

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
DSA
Revenue	47,023	39,054	88,116	71,879
Operating income	1,924	3,752	4,296	9,794
Operating income as a % of total revenue	1.2%	2.7%	1.5%	4.4%
Add back:
Depreciation and amortization	3,611	3,417	7,591	5,958
Restructuring costs	97	-	97	-
Startup costs	2,281	1,474	3,786	2,431
Total non-GAAP adjustments to operating income	5,989	4,891	11,474	8,389
Non-GAAP operating income	7,913	8,643	15,770	18,183
Non-GAAP operating income as a % of DSA revenue	16.8%	22.1%	17.9%	25.3%
Non-GAAP operating income as a % of total revenue	5.2%	6.2%	5.8%	8.1%

RMS
Revenue	104,440	101,259	186,101	152,645
Operating income/(loss)	12,725	22,562	(58,547)	22,642
Operating income/(loss) as a % of total revenue	8.4%	26.8%	(21.4)%	10.1%
Add back:
Depreciation and amortization	9,379	6,425	18,662	9,908
Restructuring costs	1,643	-	1,909	-
Amortization of inventory step up	183	2,609	427	6,277
Other non-recurring, third party costs	469	507	1,140	946
Goodwill impairment loss	-	-	66,367	-
Total non-GAAP adjustments to operating income/(loss)	11,674	9,541	88,505	17,131
Non-GAAP operating income	24,399	32,103	29,958	39,773
Non-GAAP operating income as a % of RMS revenue	23.4%	31.7%	16.1%	26.1%
Non-GAAP operating income as a % of total revenue	16.1%	22.9%	10.9%	17.7%

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
Unallocated Corporate G&A	(16,774)	(18,445)	(38,452)	(58,209)
Unallocated corporate G&A as a % of total revenue	(11.1)%	(13.1)%	(14.0)%	(25.9)%
Add back:
Stock option expense	1,781	1,141	3,827	25,073
Acquisition and integration costs	105	2,085	1,088	10,893
Total non-GAAP adjustments to operating income/(loss)	1,886	3,226	4,915	35,966
Non-GAAP operating loss	(14,888)	(15,219)	(33,537)	(22,243)
Non-GAAP operating loss as a % of total revenue	(9.8)%	(10.8)%	(12.2)%	(9.9)%

Total
Revenue	151,463	140,313	274,217	224,524
Operating income/(loss)	(2,125)	7,869	(92,703)	(25,773)
Operating loss as a % of total revenue	(1.4)%	5.6%	(33.8)%	(11.5)%
Add back:
Depreciation and amortization	12,990	9,842	26,253	15,866
Stock compensation expense	1,781	1,141	3,827	25,073
Restructuring costs	1,740	-	2,006	-
Acquisition and integration costs	105	2,085	1,088	10,893
Amortization of inventory step up	183	2,609	427	6,277
Startup costs	2,281	1,474	3,786	2,431
Other non-recurring, third party costs	469	507	1,140	946
Goodwill impairment loss	-	-	66,367	-
Total non-GAAP adjustments to operating loss	19,549	17,658	104,894	61,486
Non-GAAP operating income/(loss)	17,424	25,527	12,191	35,713
Non-GAAP operating income/(loss) as a % of total revenue	11.5%	18.2%	4.4%	15.9%

INOTIV, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2023	2022	2023	2022
GAAP Consolidated net loss	$(9,629)	$(6,664)	$(96,561)	$(90,075)
Adjustments (a):
Interest expense	10,515	7,547	20,965	12,375
Income tax (benefit) expense	(2,466)	6,846	(18,440)	(5,939)
Depreciation and amortization	12,990	9,842	26,253	15,866
Stock compensation expense (1)	1,781	1,141	3,827	25,073
Acquisition and integration costs (2)	105	2, 085	1,088	10,893
Startup costs	2,281	1,474	3,786	2,431
Restructuring costs (3)	1,740	-	2,006	-
Unrealized foreign exchange (gain)/loss	(739)	(134)	511	60
Loss on debt extinguishment	-	-	-	877
Amortization of inventory step up	183	2,609	427	6,277
Loss (gain) on disposition of assets	(129)	12	251	(235)
Loss on fair value remeasurement of convertible notes (4)	-	-	-	56,714
Other non-recurring, third party costs	469	507	1,140	946
Goodwill impairment loss (5)	-	-	66,367	-
Adjusted EBITDA (b)	$17,101	$25,265	$11,620	$35,263
GAAP Consolidated net loss as a percent of total revenue	(6.4)%	(4.7)%	(35.2)%	(40.1)%
Adjustments as a percent of total revenue	17.6%	22.8%	39.5%	55.8%
Adjusted EBITDA as a percent of total revenue	11.3%	18.0%	4.2%	15.7%

(a)	Adjustments to certain GAAP reported measures for the three and six months ended March 31, 2023 and 2022 include, but are not limited to, the following:
	(1)	For the six months ended March 31, 2022, $23.0 million relates to post combination non-cash stock compensation expense relating to the adoption of the Envigo Equity Plan recognized in connection with the Envigo acquisition.
	(2)	For the three and six months ended March 31, 2023 and 2022, represents charges for legal services, accounting services, travel and other related activities in connection with various acquisitions and the related integration of those acquisitions.
	(3)	For the three and six months ended March 31, 2023, represents costs incurred in connection with the exit of multiple sites as previously disclosed.
	(4)	For the six months ended March 31, 2022, represents loss of $56.7 million resulting from the fair value remeasurement of the embedded derivative component of the convertible notes.
	(5)	For the six months ended March 31, 2023, represents a non-cash goodwill impairment charge of $66.4 million related to the RMS segment.

(b)	Adjusted EBITDA - Consolidated net (loss) income before interest expense, income tax expense (benefit), depreciation and amortization, stock compensation expense, acquisition and integration costs, startup costs, restructuring costs, unrealized foreign exchange gain/loss, loss on debt extinguishment, amortization of inventory step up, gain/loss on disposition of assets, loss on fair value remeasurement of the embedded derivative component of the convertible notes, other non-recurring third party costs and goodwill impairment loss.